EXHIBIT 10.4

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

THIS AGREEMENT is made as of November 16, 2005, (“Effective Date”) by and between RACKABLE SYSTEMS, INC and its successors or assignees (“Company”) and the undersigned JACK RANDALL (“Contractor”).

1. ENGAGEMENT OF SERVICES. Company may from time to time submit a Statement of Work (“SOW”) to Contractor substantially in the form of Exhibit A to this Agreement. Each SOW shall, when executed by Company and Contractor, form a part of this Agreement and be subject to the terms and conditions set forth herein. Subject to the terms of this Agreement, Contractor will use commercially reasonable efforts to provide the services set forth in each SOW accepted by Contractor (the “Project(s)”) by the completion dates set forth therein. The manner and means that Contractor chooses to complete the Projects are in Contractor’s sole discretion and control. Contractor shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards and at a location, place and time that Contractor deems appropriate. In completing the Projects, Contractor agrees to provide its own equipment, tools, and other materials at its own expense; however, Company will make its facilities and equipment available to Contractor when necessary.

2. COMPENSATION.

2.1 Fees. Company will pay Contractor the fee specified in each SOW as Contractor’s sole compensation for the Project, provided such Project meets the terms of the SOW and this Agreement and is of a quality consistent with industry standards. Contractor shall be responsible for all expenses incurred in performing services under this Agreement, except as set forth in the SOW. Upon termination of this Agreement for any reason prior to completion of an SOW, Company will pay Contractor fees and expenses on the basis stated in the SOW for work which is then in progress, within fifteen (15) days of the later of Contractor’s invoice and the effective date of such termination.

2.2 Invoicing. Unless otherwise provided in the applicable SOW, (a) payment to Contractor of undisputed fees will be due fifteen (15) days following Company’s receipt of an invoice which contains accurate records of the work performed sufficient to document the invoiced fees; and (b) Contractor will submit invoices to Company upon completion of the milestones specified in the applicable SOW or, if no such milestones are specified, on a monthly basis for services performed in the previous month.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Contractor’s relationship with Company will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Contractor (a) is not the agent of Company; (b) is not authorized to make any representation, contract, or commitment on behalf of Company; (c) will not be entitled to any of the benefits that Company makes available to its employees, such as group insurance, profit-sharing or retirement benefits (and waives the right to receive any such benefits); and (d) will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Contractor’s performance of services and receipt of fees under this Agreement. If applicable, Company will report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service, as required by law. Contractor agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Contractor under this Agreement. Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Contractor’s behalf. Contractor hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Contractor agrees to provide proof of payment of appropriate taxes on any fees paid to Contractor under this Agreement upon reasonable request of Company.

4. INTELLECTUAL PROPERTY RIGHTS.

4.1 Confidential Information. Contractor agrees that during the term of this Agreement and thereafter, except as expressly authorized in writing by the Chief Executive Officer (the “CEO”) of Company, it (a) will not use or permit the use of Confidential Information (defined below) in any manner or for any purpose not expressly set forth in this Agreement; (b) will not disclose, lecture upon, publish, or permit others to disclose, lecture upon, or publish any such Confidential Information to any third party without first obtaining the CEO’s express written consent on a case-by-case basis; (c) will limit access to Confidential Information to Contractor personnel who need to know such information in connection with their work for Company; and (d) will not remove any tangible embodiment of any Confidential Information from Company’s premises without Company’s prior written consent. “Confidential Information” includes, but is not limited to, all information related to Company’s business and its actual or anticipated research and development, including without limitation (i) trade secrets, inventions, ideas, processes, computer source and object code, formulae, data, programs, other works of authorship, know-

how, improvements, discoveries, developments, designs, and techniques; (ii) information regarding products or plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (iii) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; (iv) the existence of any business discussions, negotiations, or agreements between Company and any third party; and (v) all such information related to any third party that is disclosed to Company or to Contractor during the course of Company’s business (“Third Party Information”). Notwithstanding the foregoing, it is understood that Contractor is free to use information which is generally known in the trade or industry, information which is not gained as a result of a breach of this Agreement, and Contractor’s own skill, knowledge, know-how, and experience.

4.2 Competitive or Conflicting Engagements. Contractor agrees, during the term of this Agreement, not to enter into a contract or accept an obligation that is inconsistent or incompatible with Contractor’s obligations under this Agreement. Contractor warrants that there is no such contract or obligation in effect as of the Effective Date. Contractor further agrees not to disclose to Company, bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Contractor. In addition, Contractor agrees that, during the term of this Agreement, it will not perform, or agree to perform, any services for any third party that engages, or plans to engage, in any business or activity competitive with that of Company.

4.3 Inventions and Intellectual Property Rights. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any country.

4.4 Background Technology. As used in this Agreement, the term “Background Technology” means all Inventions developed by Contractor other than in the course of providing services to Company hereunder and all Inventions acquired or licensed by Contractor that Contractor uses in performing services under this Agreement or incorporates into Work Product (defined below). Contractor will disclose any Background Technology in the SOW in which Contractor proposes to use or incorporate such Background Technology. If no Background Technology is disclosed in an SOW, Contractor warrants that it will not use Background Technology or incorporate it into Work Product provided pursuant thereto. Notwithstanding the foregoing, Contractor agrees that it will not incorporate into Work Product or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that by its terms requires, or conditions the use or distribution of such code on, the disclosure, licensing, or distribution of the Work Product or any source code owned or licensed by Company.

4.5 License to Background Technology. Subject to Company’s performance of its obligations hereunder, Contractor hereby grants to Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and world-wide right, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in the Background Technology incorporated or used in Work Product for the purpose of developing and marketing Company products.

4.6 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention that is solely or jointly conceived, made, reduced to practice, or learned by Contractor in the course of any services performed for Company or with the use of materials of Company during the term of this Agreement. Contractor agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product.

4.7 Ownership of Work Product. Contractor agrees that any and all Work Product shall be the sole and exclusive property of Company.

4.8 Assignment of Work Product. If Contractor has any rights to the Work Product that are not owned by Company upon creation or embodiment, Contractor irrevocably assigns to Company all right, title and interest worldwide in and to such Work Product. Except as set forth below, Contractor retains no rights to use the Work Product and agrees not to challenge the validity of Company’s ownership in the Work Product.

4.9 Waiver or Assignment of Other Rights. If Contractor has any rights to the Work Product that cannot be assigned to Company, Contractor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Contractor has any right to the Work Product that cannot be assigned to Company or waived by Contractor, Contractor unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, use, sell, import, offer for sale and exercise any and all such rights.

4.10 Assistance. Contractor agrees to assist Company in every way, both during and after the term of this Agreement, to obtain and enforce United States and foreign Intellectual Property Rights relating to Work Product in all countries. In the event Company is unable to secure Contractor’s signature on any document needed in connection with such purposes, Contractor hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act on its behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Contractor.

5. CONTRACTOR REPRESENTATIONS AND WARRANTIES. Contractor hereby represents and warrants that (a) the Work Product will be an original work of Contractor and any third parties will have executed assignment of rights reasonably acceptable to Company prior to being allowed to participate in the development of the Work Product; (b) the Work Product will conform to the requirements and terms set forth in the SOW; (c) neither the Work Product nor any element thereof will, to Contractor’s knowledge, infringe or misappropriate the Intellectual Property Rights of any third party; (d) neither the Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, or encumbrances; (e) Contractor will not grant, directly or indirectly, any rights or interest whatsoever in the Work Product to third parties; (f) Contractor has full right and power to enter into and perform this Agreement without the consent of any third party; (g) Contractor has an unqualified right to grant the license to all Background Technology as set forth in the section titled “License to Background Technology” to Company; (h) Contractor will comply with all laws and regulations applicable to Contractor’s obligations under this Agreement; and (i) should Company permit Contractor to use any of Company’s equipment, or facilities during the term of this Agreement, such permission shall be gratuitous and Contractor shall be responsible for any injury to any person (including death) or damage to property arising out of Contractor’s negligent use of such equipment or facilities. Except as specifically provided in this Section 5, Contractor makes no other warranties, either express or implied, as to any other matter whatsoever, and Contractor hereby expressly disclaims any implied warranties of merchantability, fitness for any particular purpose or need, accuracy and any warranties that may arise from course of dealing, course of performance or usage of trade.

6. COMPANY’S OBLIGATIONS.

6.1 Cooperation. Company acknowledges that Company’s timely provision of (and Contractor’s access to) Company facilities, equipment, assistance, cooperation, and complete and accurate information and data from Company’s officers, agents and employees (“Cooperation”) is essential to the performance of the Projects and that Contractor shall not be liable for any deficiency in performing the Projects if such deficiency results from Company’s failure to provide full Cooperation as required hereunder. Cooperation includes, but is not limited to, allocating and engaging additional resources as may be required to assist Contractor in performing the Projects, and providing all necessary review and approval of Work Product as required hereunder.

6.2 Material Information. Company agrees that each of Company’s Chief Executive Officer, Executive Vice President of Operations and General Counsel shall not directly and intentionally disclose to Contractor material non-public information related to Company; provided, however, that the foregoing shall not prevent any officer of Company from communicating any information to Contractor (i) that such officer believes, in good faith, is necessary or advisable in order for Contractor to perform his obligations under this Agreement, (ii) that is in response to a request for information made by Contractor in the course of Contractor performing services under this Agreement, or (iii) that results from Contractor overhearing or receiving any communication by such officer to another individual that is directed to such other individual but is overheard or seen by Contractor.

7. TERMINATION.

7.1 Termination without Cause. Either party may terminate this Agreement without cause at its convenience upon fifteen (15) days’ prior written notice to the other party. Company will pay Contractor only those fees and expenses related to services actually performed during such notice period, as specified in the SOW.

7.2 Termination with Cause. Either party may terminate this Agreement immediately in the event that the other party has materially breached the Agreement and fails to cure such breach within fifteen (15) days of receipt of notice by the non-breaching party, setting forth in reasonable detail the nature of the breach. Company may also terminate this Agreement immediately in its sole discretion in the event of Contractor’s material breach of the section titled “Intellectual Property Rights.” Company will pay Contractor only those fees and expenses related to services actually performed during such notice period, as specified in the SOW.

7.3 Return of Company Property. Upon termination of the Agreement or upon Company’s request at any other time, Contractor will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Confidential Information of Company and certify to Company in writing that Contractor has fully complied with this obligation. Contractor further agrees that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.

7.4 Survival. The following provisions shall survive termination of this Agreement: Sections titled

“Intellectual Property Rights,” “Contractor Representations and Warranties,” “Indemnification,” “Return of Company Property,” “Survival,” and “General Provisions.”

8. MULTI-EMPLOYEE CONTRACTOR. If Contractor will be hiring employees or agents to provide services pursuant to this Agreement, Contractor must obtain Company’s prior written consent to such hiring, and before any Contractor employee or agent performs services in connection with this Agreement or has access to Confidential Information, the employee or agent and Contractor must have entered into a binding written agreement expressly for the benefit of Company that contains provisions substantially equivalent to the sections of this Agreement titled “Engagement of Services” and “Intellectual Property Rights.” At Company’s request, Contractor will provide Company with copies of such agreements. Company reserves the right to refuse or limit Contractor’s use of any employee or agent or to require Contractor to remove any employee or agent already engaged in the performance of the services. Company’s exercise of such right will in no way limit Contractor’s obligations under this Agreement. Contractor agrees (a) that its employees and agents shall not be entitled to or eligible for any benefits that Company may make available to its employees; (b) to limit access to the Confidential Information to employees or agents of Contractor who have a reasonable need to have such access in order to perform the services pursuant to this Agreement; and (c) to be solely responsible for all expenses incurred by any of its employees or agents in performing the services or otherwise performing its obligations under this Agreement, except as set forth in the SOW.

9. LIMITATION OF LIABILITY.

9.1 General Limitation. Contractor’s aggregate liability to Company for damages in connection with this Agreement and the Projects or any Work Product provided pursuant to this Agreement, regardless of the form of action giving rise to such liability (under any theory, whether in contract, tort, statutory or otherwise) shall not exceed the aggregate fees paid by Company to Contractor pursuant to the SOW giving rise to such damages.

9.2 Limitation on Other Damages. To the extent permitted by applicable law and notwithstanding anything in this Agreement to the contrary or any failure of essential purpose of any limited remedy or limitation of liability, Contractor shall not be liable for any indirect, exemplary, special, consequential or incidental damages of any kind, or for any damages resulting from loss or interruption of business, lost data or lost profits, arising out of or relating to this Agreement or the subject matter hereof, however caused, even if Contractor has been advised of or should have known of the possibility of such damages.

10. GENERAL PROVISIONS.

10.1 9.1 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Contractor hereby expressly consents to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against Contractor by Company arising from or related to this Agreement.

10.2 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

10.3 No Assignment. This Agreement, and Contractor’s rights and obligations herein, may not be assigned, subcontracted, delegated, or otherwise transferred by Contractor without Company’s prior written consent, and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void. The terms of this Agreement shall be binding upon assignees.

10.4 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

10.5 Injunctive Relief. Contractor acknowledges that, because its services are personal and unique and because Contractor will have access to Confidential Information of Company, any breach of this Agreement by Contractor would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

10.6 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

10.7 Export. Contractor agrees not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

10.8 Remedies. All rights and remedies hereunder shall be cumulative, may be exercised singularly or concurrently and, unless otherwise stated herein, shall not be deemed exclusive. If any legal action is brought to enforce any obligations hereunder, the prevailing party shall be entitled to receive its attorneys’ fees, court costs and other collection expenses, in addition to any other relief it may receive.

10.9 Force Majeure. Both parties shall be excused from performance under this Agreement and any related SOW for any period to the extent that a party is prevented from performing any obligation, in whole or in part, as a result of causes beyond its reasonable control and without its negligent or willful misconduct, including without limitation, acts of God, natural disasters, war or other hostilities, labor disputes, civil disturbances, governmental acts, orders or regulations, third party nonperformance, or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment.

10.10 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior discussions between the parties with respect to such subject matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Contractor and CEO of Company. The terms of this Agreement will govern all SOWs and services undertaken by Contractor for Company. In the event of any conflict between this Agreement and a SOW, the terms of the SOW shall govern, but only with respect to the services set forth therein.

IN WITNESS WHEREOF, the parties have caused this Independent Contractor Services Agreement to be executed by their duly authorized representatives.

COMPANY:		CONTRACTOR:

/s/ B. Garvey		/s/ Jack Randall
(Signature)		(Signature)

By:	B. Garvey	By:	Jack Randall
Title:	General Counsel & VP Corp. Dev.	Title:
Address:	1933 Milmont Dr.	Address:	7901 Perry Creek Rd.
	Milpitas, CA 95035		Fair Play, CA 95684
If Contractor is a natural person, Contractor must provide the following information for copyright registration purposes only:

Date of Birth: 7/9/68

Nationality or Domicile: USA

EXHIBIT A

STATEMENT OF WORK

This Statement of Work (“SOW”) is incorporated into the Independent Contractor Services Agreement by and between Company and Contractor. This SOW describes services and Work Product to be performed and provided by Contractor pursuant to the Agreement. If any item in this SOW is inconsistent with the Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the services to be performed under this SOW.

1. Scope of Services: To assist Company with the maintenance, modification and operation of the Company’s Navision ERP system. To assist the Company with the implementation of a new Oracle ERP system and the migration of Navision to Oracle.

2. Payment of Fees. Fee will be:

Time & Materials Basis: Fee invoiced by Contractor at the rates set forth below; provided, however, that Contractor will obtain Company’s prior written approval before providing more than 30 hours of Services in any given week. In the event that the Agreement or this SOW is terminated prior to completion of the services set forth in this SOW, Contractor will deliver all work-in-progress to Company and issue a final invoice on the effective date of termination for all Services performed for which fees are outstanding. Company will not be obligated to pay for any non-conforming work product. Contractor’s monthly invoices will list in reasonable detail, tasks performed and hours spent on such tasks.

Rate: $150/hour. Company will not pay for travel time; however, Company will pay a six-hour minimum fee for all Services that require Consultant to travel to the San Francisco Bay Area.

3. Expenses. Contractor will receive Company’s prior written approval before incurring any expenses. Notwithstanding the foregoing, Company will reimburse Contractor for reasonable travel expenses (including airfare, accommodation and meals), with the exception of expenses incurred in traveling to and from Company’s offices in Milpitas, California.

Signed:	/s/ B. Garvey	/s/ Jack Randall
	for Company	Contractor

Dated:11/16/05